Exhibit 10.3
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between David Abney (“Executive”) and United Parcel Service, Inc. (“UPS” or the “Company”). Executive and UPS are collectively referred to herein as the “Parties.”
WHEREAS, Executive has notified the Company of his intention to retire from the Company; and
WHEREAS, Executive and the Company wish to memorialize in writing the terms upon which Executive shall provide transition services to the Company prior to retirement.
THEREFORE, Executive and the Company agree as follows:
1.Date of Retirement. Executive’s employment with the Company and all affiliated companies shall end effective as of December 31, 2020 (the “Retirement Date”), unless sooner terminated as provided herein. The end of Executive’s employment shall constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the official guidance thereunder (“Section 409A”) as of the Retirement Date.
2.Transitional Employment Period. In exchange for Executive’s execution and non-revocation of this Agreement, and Executive’s compliance with its terms and conditions, the Company agrees to the following:
a.To continue to employ Executive as the Company’s Chief Executive Officer until June 1, 2020, as the Company’s Executive Chairman of the Board of Directors from June 1, 2020 through September 30, 2020, and as a special consultant to the Chief Executive Officer from September 30, 2020 through the Retirement Date. During the period from the Effective Date (as defined in Section 7(c) below) to the Retirement Date (the “Employment Term”), Executive’s employment shall remain “at-will,” subject to the terms of this Agreement.
b.During the Employment Term, Executive will continue to receive his base salary in effect immediately prior to the Effective Date (plus any merit increase approved by the Compensation Committee of the Board of Directors), as may be payable in accordance with the Company’s customary payroll practices. All compensation paid to Executive, whether pursuant to this paragraph or otherwise, shall be subject to applicable tax withholdings and payroll deductions. Executive acknowledges and agrees that he shall not be entitled to any bonus or other compensation with respect to any period after the Employment Term except as described herein, and Executive hereby waives any and all rights to any such additional bonus or other compensation. In the event that the Board of Directors terminates Executive’s employment without Cause (as defined in Section 2(e) below) prior to the Retirement Date, then provided that Executive timely signs and does not revoke the separation waiver and release appended to this Agreement as Attachment 1 (the “Separation Waiver and Release”), Executive will be entitled to (i) an amount equivalent to the base salary he would have received had he remained employed with the Company through the Retirement Date and (ii) the Transition Awards described in Section 5 of this Agreement. If the Separation Waiver and Release does not become effective and non-revocable by the twentieth eighth (28th) day following the Retirement Date, Executive shall forfeit any right to the Transition Award. Notwithstanding any provision herein to the contrary, in the event Executive resigns for any reason prior the Retirement Date, Executive shall forfeit any right to receive the Transition Awards described in Section 5 below.
c.Executive’s outstanding incentive awards (“Existing Award”) shall continue to vest in accordance with the terms of the applicable incentive plan document and any applicable equity grant agreement(s). Except for Existing Awards and awards granted hereunder, Executive waives any and all rights to any additional incentive awards that may be granted to employees of the Company.
d.Except as otherwise provided herein, during the period of Executive’s continued employment with the Company, Executive will continue to be entitled to participate in Company employee benefit plans in accordance with the terms thereof as in effect from time to time. All compensation paid to Executive, whether pursuant to this paragraph or otherwise, shall be subject to applicable tax withholdings and payroll deductions.
e.For purposes of this Agreement, “Cause” means a termination of Executive’s employment by the Company due to one or more of the following: (i) the commission of any felony or commission of a misdemeanor involving theft or moral turpitude; (ii) the commission of any act or omission that constitutes neglect or misconduct with respect to Executive’s employment duties that results in economic harm to the Company; (iii) the violation of any of the Company’s substance abuse, compliance or any other policies that may be applicable to Executive and that may be in effect at the time of the occurrence; and (iv) the breach of any material provision of this Agreement, any other agreements, or understanding in effect at the time of the breach, between Executive and the Company.
3.Continuing Performance. Executive shall devote substantially all of Executive’s professional time and attention during usual business hours to the performance of his Chief Executive Officer duties for the Company until June 1, 2020. Thereafter, Executive shall perform such duties as may be specifically requested by the Board of Directors until September 30, 2020. Thereafter, Executive will make himself available as needed for consultation with the Chief Executive Officer until the Retirement Date. Executive acknowledges that December 31, 2020 will be his last day of employment by the Company.
4.Executive Benefits Upon Separation. Executive shall be entitled to the following employee benefits upon separation of employment regardless of whether Executive signs this Agreement:
a.Group Health Insurance Coverage. Upon Executive’s separation from employment with the Company, in accordance with the terms of the applicable plans, Executive may elect to continue group health insurance coverage(s) at Executive’s own expense pursuant to COBRA and in accordance with the group health insurance plan. Additional information about continuation coverage under COBRA will be provided to Executive separately.
b.Incentive Compensation. The term of exercise and other conditions of any stock options, restricted stock units, or other forms of incentive compensation previously issued to Executive by the Company shall be governed by the terms of the applicable incentive plan document and any applicable incentive grant agreement(s). The conditions of any bonus program in which Executive is a participant as of the Effective Date shall be governed by the terms of the applicable bonus program.
c.Qualified Retirement Plan. Executive shall be eligible for distribution of any vested account balance under any qualified retirement plan (such as a 401(k) plan) sponsored by the Company, pursuant to the terms and conditions of such plan documents.
d.Indemnification Right. The Company shall indemnify Executive and hold him harmless for acts or decisions made by him in good faith while performing services for the Company to the extent provided by its organizational and governance documents and law, including any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company.
e.Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policies and procedures for senior executives.
f.Other benefits. Except as otherwise expressly stated herein or as otherwise required by law, as of the Retirement Date Executive shall cease to participate in all employee benefits, plans, policies and practices provided by the Company.
5.Transition Awards. In exchange for Executive’s agreement to continue employment with the Company through the Retirement Date under the terms of this Agreement, timely execution and non-revocation of this Agreement, and execution and non-revocation of the Separation Waiver and Release following the end of the Employment Term, Executive shall be entitled to his base salary described above, a 2020 Management Incentive Plan (“MIP”) target award of 165% of base salary, subject to the terms and conditions of the MIP program, and a 2020 Long-Term Incentive Performance (“LTIP”) program target award at 300% of base salary, subject to the terms and conditions of the LTIP program (the “Transition Awards”). Other than the Transition Awards and other benefits and payments specified in this Agreement, the Company shall have no obligation to pay Executive any further compensation or remuneration, including but not limited to base salary, commissions, or bonuses.
6.Continuing Duties.
a.Post-Retirement Transition. During the one-month period following the Retirement Date, and from time to time after that as may be necessary, Executive agrees to cooperate in good faith with the Company regarding reasonable transitional assistance that may be requested by the Company, including but not limited to (i)
answering questions about matters relating to the business of the Company or its affiliates as to which Executive has knowledge, and (ii) forwarding to an appropriate person designated by the Company any email, voicemail message or other communication received by Executive after the Retirement Date that relates to the Company, its affiliates, or their respective businesses. The Company agrees to make reasonable efforts to minimize the burden on Executive with regard to the foregoing transitional activities, including scheduling telephone calls and meetings at times and locations that are reasonably convenient for Executive.
b.Cooperation. As further consideration for the covenants set forth herein, Executive hereby agrees to reasonably cooperate in good faith with any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, inquiry, investigation or other proceeding, in any jurisdiction arising out of or relating to matters of which Executive was involved prior to the Retirement Date with the Company or which Executive gained knowledge of during his employment with the Company (including, but not limited to, support of the Company’s, or that of any of its affiliates’, position in defending any general liability-related lawsuits, employment‑related lawsuits or claims concerning which Executive has knowledge, or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the legal or financial interests of the Company or any of its affiliates are at material issue. Executive further covenants that, except with respect to an investigation or proceeding conducted by a governmental entity or where prohibited by law, Executive will (i) contact the Company as soon as reasonably practicable, but in no event longer than seventy two (72) hours, in the event that Executive is served with or notified of any subpoena, notice or other instruction directing Executive to appear, or produce documents or other information, in any legal proceeding involving the Company or any of its affiliates, and (ii) will make no such appearance or disclosure, unless required by law, until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such appearance or disclosure. The Company shall timely reimburse Executive for reasonable travel expenses and other reasonable out-of-pocket expenses associated with Executive’s compliance with the obligations in this Section 6. The Company will exercise its rights in good faith under this Section 6 so as not to unreasonably interfere with Executive’s professional activities.
7.Release by Executive.
a.In consideration of Executive’s continued employment with the Company, the adequacy of which is hereby acknowledged, Executive hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, agents, trustees, professional employer organizations, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which Executive has had, now has, or may have against the Released Parties (or any of them) from the beginning of time through the date Executive signs this Agreement, with the exception of any claims that cannot legally be waived by private agreement (the claims released in this Agreement are collectively referred to as the “Released Claims”). The Released Claims include: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Equal Pay Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; (ii) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law; (v) all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; and (vi) all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, accountants’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, in law or in equity, which are related to, or directly or indirectly arise from, the assessment against, or any other application or possible application to, Executive of any penalties or additional tax under Section 409A, related in any way to the payments and benefits provided herein. Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the
Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other person or entity, with the exception of any right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.
b.Release of ADEA Claims. The Released Claims include any claims Executive may have against any of the Released Parties under the ADEA. Executive has twenty one (21) calendar days to consider this Agreement and decide whether to sign it (the “Consideration Period”). If Executive decides to sign this Agreement before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that his decision is knowing and voluntary. Executive agrees that any revisions made to this Agreement after it was initially delivered to Executive, whether material or immaterial, do not restart the Consideration Period. Company advises Executive to consult with an attorney prior to signing this Agreement.
c.Right to Revoke. Executive may revoke this Agreement within seven (7) calendar days after Executive has signed it. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after Executive has signed this Agreement without having revoked it (the “Effective Date”). If Executive chooses to revoke this Agreement, Executive must notify the Company in writing addressed to the Company’s designated agent for this purpose:
Norman M. Brothers Jr.
Senior Vice President, General Counsel
and Corporate Secretary
UPS 55 Glenlake Parkway NE
Atlanta, Georgia 30328

Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the Effective Date. If Executive revokes this Agreement, Executive will not be entitled to the benefits provided herein.

d.Unknown Claims. Executive understands that the Released Claims may be known or unknown to him at the time of his execution of this Agreement. It is Executive’s knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that is intended to protect Executive from waiving unknown claims. Executive understands the significance of doing so.
e.Claims Not Released. Executive understands and agrees that this Section 7 does not release any claims that the law does not permit Executive to release. Executive further understands and agrees that he is not releasing any claim that relates to: (i) his right to enforce this Agreement; (ii) his right, if any, to claim government-provided unemployment benefits; or (iii) any rights or claims which may arise or accrue after Executive signs this Agreement.
f.Covenant Not to Sue. Except as otherwise provided in Section 10 below, Executive promises that he will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event Executive breaches the covenant contained in this Section 7(f), Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 7(f).
8.Representations by Executive.
a.Executive represents and warrants to the Released Parties that Executive has read this Agreement and fully understands the effect hereof, that Executive executes this Agreement of Executive’s own free will and accord for the consideration set forth herein, and that Executive is not relying on any representations whatsoever of the Company, other than those set forth herein, as an inducement to enter into this Agreement.
b.Executive further represents and warrants to the Released Parties that no litigation or other proceeding has been filed or is pending by the Executive against the Released Parties; that no person or entity other than Executive has or has had any interest in the matters released herein; that Executive has the sole right, capacity, and exclusive authority to execute this Agreement; that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein; and that no child support order, garnishment orders, or other orders requiring Executive to pay money to any other person are now in effect.
c.Executive represents and warrants to the Released Parties that Executive has not suffered any discrimination on account of his age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against Executive by any Released Party. Executive has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief, such as an injury for which Executive might receive a workers’ compensation award in the future. Executive has properly reported all hours that he has worked and has already been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party has ever owed him, except for unpaid amounts or benefits expressly payable under the terms of this Agreement. To the best of Executive’s knowledge, all of the factual allegations he made that induced the Company to enter into this Agreement are true in all material respects.
9.Restrictive Covenants.
a.Acknowledgments.

i.Key Employee. Executive acknowledges and agrees that, by reason of his highly specialized skillset and the Company’s investment of time, training, money, trust, and exposure to Confidential Information, Executive is intimately involved in the planning and direction of the Company’s global business operations.
ii.Consideration. Executive acknowledges and agrees that his execution of and compliance with this Agreement are material factors in the Company’s decision to continue Executive’s employment and to provide Executive with the associated compensation and benefits, as well as access to Confidential Information that is not provided to other employees of the Company, which constitutes good and valuable consideration for the covenants set forth in this Agreement.
iii.Potential Unfair Competition. Executive acknowledges and agrees that, as a result of his receipt of Confidential Information, his role at UPS, and his relationships with UPS customers and employees, Executive would have an unfair competitive advantage if Executive were to violate this Agreement.
iv.No Undue Hardship. Executive acknowledges and agrees that, in the event that his employment with the Company terminates for any reason, Executive possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Agreement.
v.Voluntary Execution. Executive acknowledges and affirms that Executive is executing this Agreement voluntarily, that Executive has read this Agreement carefully, that Executive has had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that Executive has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.
b. Definitions.

i. “Company” means United Parcel Service, Inc., a Delaware Corporation with its principal place of business in Atlanta, Georgia, and all of its Affiliates (as defined in O.C.G.A. § 13-8-51(1)).
ii.“Confidential Information” means all information regarding the Company, its activities, businesses or customers which Executive learned as a result of his employment, that is valuable to the Company and that is not generally disclosed by practice or authority to persons not employed or otherwise engaged by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data; legal affairs; management planning information; business plans; acquisition plans; operational methods and technology; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements and specifications; customer pricing and profitability data; past, current and planned research and development; employee-related information and new personnel acquisition plans. “Confidential Information” shall not include information that is or becomes generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. However, although certain information may be generally known in the relevant industry, the fact that the Company uses such information may not be so known and in such instance the information would compromise Confidential Information. This definition shall not limit any definition of “confidential information” or any equivalent term under applicable state or federal law.
iii.“Protected Customers” means customers or actively sought potential customers with whom Executive had material contact, which shall include customers or actively sought potential customers (A) who Executive dealt with on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by Executive; or (C) about whom Executive obtained Confidential Information as a result of his employment with the Company.
iv.“Protected Employee” means any person who was employed with the Company on, or within six (6) months before, the date of any solicitation or attempted solicitation by Executive.
v.“Restricted Competitors” means the companies and/or organizations, and any of their affiliates and related entities, listed on the document entitled “List of Restricted Competitors” provided to Executive separately by the Company, and hereby incorporated fully herein by this reference.
vi.“Restricted Period” means during Executive’s employment with UPS and for a period of two (2) years after his employment ends for any reason.
vii. “Trade Secret” means all of the Company’s information that Executive learned about as a result of his employment, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers, that (A) derives economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. This definition shall not limit any definition of “trade secrets” or any equivalent term under applicable law.
c. Non-Disclosure and Prohibition Against Use of Confidential Information. Except as otherwise provided in Section 10 below, Executive agrees that Executive will not, directly or indirectly, reveal, divulge, or disclose any Confidential Information or Trade Secrets to any person or entity not expressly authorized by the Company to receive such information. Executive further agrees that Executive will not, directly or indirectly, use or make use of any Confidential Information or Trade Secrets in connection with any business activity other than business activities that Executive pursues on behalf of the Company. Executive acknowledges and agrees that this Agreement is not intended to, and does not, alter either the Company’s rights or his obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Executive’s obligations as set forth in this Agreement are in addition to any other obligations Executive may have to protect Confidential Information and Trade Secrets, and such obligations will continue for so long as the information in question continues to constitute Confidential Information or Trade Secrets.
d. Non-Solicitation of Protected Employees. During the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his/her employment relationship with the Company or to enter into employment with Executive or any other person or entity.
e. Non-Solicitation of Protected Customers. During the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for purposes of providing products and services that are competitive with those provided by the Company.
f. Covenant Not to Compete. During the Restricted Period, Executive will not, without the prior written consent of the Company, (i) work for a Restricted Competitor; ii) provide advice or consulting services to a Restricted Competitor; or (iii) otherwise provide services to a Restricted Competitor that are similar to those services that Executive provided to the Company and that are competitive with the transportation, delivery or logistics services provided by the Company during his employment. Executive understands and agrees that this non-compete provision is limited to the geographic area where the Company did business during his employment.
g. Non-Disparagement. Except as otherwise provided in Section 10 below, Executive will not make any statements that are derogatory or disparaging towards any of the Released Parties. In addition, the Company agrees to instruct the members of the Board of Directors and its named executive officers as of the date hereof not to make any statements that are derogatory or disparaging towards Executive. For the purposes of this
Agreement, the term “disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the Released Parties or any individual or entity) or Executive which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any Released Party’s business plans or prospects) or (ii) the business reputation of any Released Party or Executive.
h. Severability/Reformation. Executive acknowledges and agrees that the protective covenants in this Section 9 are reasonable in time, scope and all other respects and that they will be considered and construed as separate and independent covenants. Should any part or provision of any of the protective covenants in this Section 9 be held invalid, void or unenforceable in any court of competent jurisdiction, Executive understands and agrees that such invalidity, voidness or unenforceability does not invalidate, void or otherwise render unenforceable any other part or provision of this Agreement. Executive further agrees that, in the event any court of competent jurisdiction finds any of the protective covenants in this Section 9 to be invalid or unenforceable (in whole or in part), the invalid or unreasonable term must be modified or redefined, or a new enforceable term provided, so that the protective covenants in this Section 9 are enforceable to the fullest extent permitted by law.
i. Tolling During Litigation. Executive understands and agrees that if Executive violates any of the protective covenants in this Section 9, the period of restriction applicable to each obligation violated will not run during any litigation over such violation, provided that such litigation was initiated during the period of the restriction.
j. Remedies. The parties acknowledge that the restrictions contained in this Section 9 are reasonable and appropriate for the protection of the Company’s legitimate business interests, and that they will not unduly impair Executive’s ability to find other employment. Executive acknowledges and agrees that, in the event of a violation of one or more of Executive’s covenants in this Section 9, in addition to and not in lieu of any other remedy to which the Company may be entitled, the Company shall be permitted to seek and obtain immediate injunctive relief, restraining further breach by Executive, in a court of competent jurisdiction, and without the necessity for posting of a bond or other security. In addition to and not in lieu of any other remedy to which the Company may be entitled, no further payments or benefits of any kind that would otherwise inure to Executive pursuant to Section 5 of this Agreement shall accrue or be owed, and all future payments and benefits hereunder shall be forfeited, immediately upon Executive’s breach of any of the covenants in this Section 9.

10.Permitted Disclosures. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
11.Return of Materials. Immediately following the termination of Executive’s employment for any reason or upon request from the Company at any other time, Executive agrees to return all materials, documents, and information in his possession or control relating to the Company without retaining any copies in either electronic or hard copy form. Executive also agrees that following his termination for any reason, or upon request from the Company, Executive will return all materials, documents, and information that Executive received or created in connection with his work as an employee of the Company, including but not limited to Confidential Information and Trade Secrets. Such documents, materials and information shall include, without limitation, documents, materials, equipment, keys, credit cards, financial information, correspondence, computer equipment and data, and other documents and things belonging to the Company, including but not limited to Confidential Information and Trade Secrets.
12.No Admission of Liability. Executive agrees not to assert that this Agreement is an admission of guilt or wrongdoing by the Company or any Released Party, and Executive acknowledges that the Company and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
13.Age Representation. Executive is over age (40) forty at the time of signing this Agreement.
14.Taxation and Withholding; 409A Compliance.
a.Executive acknowledges that payments and benefits hereunder may be taxable and that the Company makes no representation or warranty regarding the income tax effects of any payment or benefit provided hereunder. Executive shall be solely responsible for any tax liability with respect to all payments and benefits provided under this Agreement. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
b.If a payment date that complies with Section 409A is not otherwise provided herein for any payment (in cash or in-kind) or reimbursement that would otherwise constitute “deferred compensation” under Section 409A, then such payment or reimbursement, to the extent such payment or reimbursement becomes due hereunder, shall in all events be made not later than two and one half (2½) months after the end of the later of the fiscal year or the calendar year in which the payment or reimbursement is no longer subject to a substantial risk of forfeiture.
c.It is the intention of both Executive and the Company that the benefits and rights to which Executive is entitled pursuant to this Agreement are exempt from or comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believe, at any time, that any such benefit or right that is subject to Section 409A does not so comply, Executive or the Company shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and the Company).
d.Notwithstanding any time of payment otherwise designated in this Agreement, if on the Retirement Date Executive is a “specified employee” within the meaning of Section 409A, any amounts payable to Executive by reason of Executive’s “separation from service” with the Company will not be paid to Executive until the date that is six (6) months and one (1) day following Executive’s separation from service to the extent required by Section 409A.
15.Severability. In the event any portion or clause of this Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Agreement shall be severed from the invalid or unenforceable portion.
16.Entire Agreement. Except as otherwise expressly provided in this Agreement, any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Agreement is null and void, as this Agreement expresses the entire agreement of the parties with respect to its subject matter. This Agreement may only be modified in writing signed by both Parties.
17.Assignment. This Agreement shall accrue to the benefit of the Company and its successors and assigns, and shall be freely assignable to any entity with which the Company may merge or otherwise combine, or to which the Company may transfer substantial assets. This Agreement is personal to Executive and may not be assigned by Executive.
18.Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia.
19.Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.
20.Counterparts. This Agreement may be executed in counterparts, including those transmitted by electronic means, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.
21.Further Pursuit of Claims Under Company EDR Program. Executive understands that by signing this Agreement Executive is waiving any rights pursuant to the Company’s Employee Dispute Resolution Program (“EDR”) to challenge or seek reconsideration of any employment action occurring prior to the date Executive executes this Agreement or to seek reconsideration of the terms of this Agreement.
22.Public Announcements. Except as may be required by applicable laws or regulations, the Parties will consult with each other prior to issuing any press release or otherwise making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and neither the Company nor Executive shall issue any press release or make any other public announcement or statement to any third party regarding this Agreement or the transactions contemplated hereby (including the existence hereof), in each case without the prior written approval of the other Party hereto, which approval shall not be unreasonably withheld or delayed.
23.Survival of Obligations. Notwithstanding any provision herein to the contrary, Sections 9, 10, and 11 of this Agreement shall survive any termination of Executive’s employment with the Company and continue in full force and effect.
24.Authorizations. The Parties hereby represent and warrant that it or he (as applicable) has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
[Signature Page Follows]

[Signature Page to Transition Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on the Effective Date.

United Parcel Service, Inc.

By: /s/ Norman M. Brothers, Jr.
Norman M. Brothers, Jr.
Title: Senior Vice President, General Counsel and Corporate Secretary

Date: March 11, 2020

/s/ David P. Abney
David P. Abney

Date: March 11, 2020

ATTACHMENT 1
SEPARATION WAIVER AND RELEASE

This Separation Waiver and Release (this “Release”) is provided by, David Abney (“Executive”), pursuant to the Transition Agreement, dated March 11, 2020 by and between United Parcel Service, Inc. (the “Company”) and Executive (the “Transition Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Transition Agreement.
1.Conditions Precedent. Executive acknowledges and agrees that his ongoing compliance with the terms and conditions of the Transition Agreement and this Release is a condition precedent to the Company’s obligation to provide the Transition Award.
2.Executive Released Claims.
a.For and in consideration of the Transition Award, the adequacy of which is hereby acknowledged, Executive hereby fully and completely releases, acquits and forever discharges the Company, its affiliates and related entities, and each of their respective current and former officers, directors, shareholders, managers, members, partners, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, agents, trustees, professional employer organizations, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which Executive has had, now has, or may have against the Released Parties (or any of them) from the beginning of time through the date Executive signs this Release, with the exception of any claims that cannot legally be waived by private agreement (the claims released in this Release are collectively referred to as the “Released Claims”). The Released Claims include: (i) all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Equal Pay Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, COBRA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, and the Georgia Equal Employment for People with Disabilities Code, all as amended; (ii) all claims arising under discrimination laws, whistleblower laws and laws relating to violation of public policy, retaliation, or interference with legal rights; (iii) all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, equity, vacation, PTO and severance; (iv) all claims arising under tort, contract and/or quasi-contract law; (v) all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; and (vi) all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, accountants’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, in law or in equity, which are related to, or directly or indirectly arise from, the assessment against, or any other application or possible application to, Executive of any penalties or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, related in any way to the payments and benefits provided herein. Executive hereby waives any right to seek or recover any individual relief (including any money damages, reinstatement, or other relief) in connection with any of the Released Claims through any charge, complaint, lawsuit, or other proceeding, whether commenced or maintained by Executive or by any other person or entity, with the exception of any right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.
b.Release of ADEA Claims. The Released Claims include any claims Executive may have against any of the Released Parties under the ADEA. Executive has twenty one (21) calendar days to consider this Release and decide whether to sign it (the “Consideration Period”). If Executive decides to sign this Release before the expiration of the Consideration Period, which is solely Executive’s choice, Executive represents that his decision is knowing and voluntary. Executive agrees that any revisions made to this Release after it was initially delivered to Executive, whether material or immaterial, do not restart the Consideration Period. Company advises Executive to consult with an attorney prior to signing this Release.
c.Right to Revoke. Executive may revoke this Release within seven (7) calendar days after Executive has signed it. This Release will not become effective or enforceable until the eighth (8th) calendar day after Executive has signed this Release without having revoked it (the “Effective Date”). If Executive chooses to revoke this Release, Executive must notify the Company in writing addressed to the Company’s designated agent for this purpose:
Norman M. Brothers Jr.
Senior Vice President, General Counsel
and Corporate Secretary
UPS
55 Glenlake Parkway NE
Atlanta, Georgia 30328

Any such notice of revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the Effective Date. If Executive revokes this Release, Executive will not be entitled to the Transition Award.
d.Unknown Claims. Executive understands that the Released Claims may be known or unknown to him at the time of his execution of this Release. It is Executive’s knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Release. Nevertheless, Executive is assuming that risk and Executive agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that is intended to protect Executive from waiving unknown claims. Executive understands the significance of doing so.
3.Covenant Not to Sue. Except as otherwise provided in Section 7 below, Executive promises that he will not file, instigate or participate in any proceeding against any of the Released Parties relating to any of the Released Claims. In the event Executive breaches the covenant contained in this Section 3, Executive agrees to indemnify the Released Parties for all damages and expenses, including attorneys’ fees, incurred by any Released Parties in defending, participating in or investigating any matter or proceeding covered by this Section 3.
4.Excluded Claims. The Released Claims do not release or impair (a) the Company’s promises and obligations under the Transition Agreement; (b) any rights under any grants of stock options, restricted stock, or other forms of equity that may have been provided to Executive during his employment (such grants to be governed by the applicable incentive plan and grant agreement(s) and the Transition Agreement); (c) any rights under applicable workers compensation laws; (d) any vested rights under a qualified retirement plan; (e) any other claims that cannot lawfully be released; (f) his ability to respond truthfully to a valid subpoena issued by, file a charge with, or participate in any investigation conducted by, a governmental agency; (g) any claims arising after the date of his execution of this Release; (h) any rights to insurance benefits under any Directors & Officers liability insurance policy maintained by the Company; or (i) any right that the Executive may have to indemnification or insurance coverage under the Transition Agreement, the Company’s organizational documents, or any directors and officers insurance policy.
5.Continuing Effectiveness of Transition Agreement. Executive acknowledges and agrees that the Transition Agreement, and specifically Sections 4(d), 6, 9, and 11 of the Transition Agreement, shall survive and continue in full force and effect following the date of termination of Executive’s employment pursuant to its terms.
6.Enforcement. Executive acknowledges that any breach of any covenants set forth in this Release or Sections 6, 9, or 11 of the Transition Agreement would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of such covenants, the Company will be entitled to (a) cease or withhold payment to Executive of the Transition Award and (b) obtain specific performance and injunctive and other equitable relief, without posting bond or other security, to enforce or prevent any further violation of such covenants. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.
7.Permitted Disclosures. Nothing contained in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
8.Executive’s Representations. Executive represents and warrants that (a) he has been properly paid for all hours worked and he has received all wages, bonuses, vacation pay, expense reimbursements and any other sums due from the Company; (b) he has returned all of the Company’s property in his possession or control and he has permanently deleted any Confidential Information and Trade Secrets stored on any networks, computers or information storage devices that are not owned by the Company but within his possession or control; (c) he has suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) he is not aware of any activity by the Company or any other Released Party that he believes to be unlawful or potentially unlawful; (e) he has filed no claim, charge, suit or other action or proceeding against the Company or any other Released Party; and (f) he has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Release. By signing this Release Executive acknowledges that Executive has read this Release carefully and understands all of its terms. Further, Executive acknowledges that Executive is entering into this Release voluntarily and of his own free will. In signing this Release, Executive acknowledges that Executive has not relied on any statements or explanations made by anyone associated with or employed by the Company.
9.Further Pursuit of Claims Under Company EDR Program. Executive understands that by signing this Release he is waiving any rights pursuant to the Company’s Employee Dispute Resolution Program (“EDR”) to challenge or seek reconsideration of any employment action or to seek reconsideration of the terms of this Release.
10.General Provisions. The Released Parties expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. Both parties represent that they are not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or.” As used herein, the plural includes the singular, and the singular includes the plural: Use of the plural, or the singular, as the case may be, throughout this Release shall be construed to give this Release a broader meaning and scope, rather than a narrower one. Should any part of this Release be found to be void or unenforceable by a court of competent jurisdiction or Government Agency, such determination will not affect the remainder of this Release. A facsimile or scanned (e.g., .PDF, .GIF, etc.) signature shall be deemed to be an original.
If Executive wishes to accept the Company’s offer to make the Transition Award, please sign, date and return a copy of this Release to the Company within twenty one (21) days after the Retirement Date. Executive is not to sign this Release prior to the Retirement Date. If not accepted, the Company’s offer to enter into this Release and provide the Transition Award will expire at the close of business on the date that is twenty one (21) days after the Retirement Date.

[Signature Page to Separation Waiver and Release Agreement]

AGREED AND ACCEPTED BY:

Signature:
David Abney

Dated: ____________________________